Exhibit 99.1

Bone Biologics Announces 1-for-8 Reverse Stock Split

BURLINGTON, Mass., December 18, 2023 — Bone Biologics Corporation (“Bone Biologics” or the “Company”) (Nasdaq: BBLG, BBLGW), a developer of orthobiologic products for spine fusion markets, today announced a planned reverse stock split of its shares of common stock at a ratio of 1-for-8. The reverse stock split will take effect as of 12:01 a.m. ET, on Wednesday, December 20, 2023, and shares of Bone Biologics are expected to trade on a post-split basis on Nasdaq under the existing trading symbol, “BBLG,” at the market open on December 20, 2023.

At the Company’s special meeting of stockholders held on December 12, 2023, stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split in a range of 1-for-5 to 1-for-20, and granted the board of directors the authority to implement and determine the exact split ratio within such range, which was subsequently set by the board at 1-for-8. Following the reverse stock split, the new CUSIP number of the common stock will be 098070501, with the par value per share of common stock remaining at $0.001. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding warrants and equity awards.

When the reverse stock split becomes effective, every eight shares of the Company’s issued and outstanding common stock will be combined into one share of common stock. Each stockholder’s percentage ownership interest in Bone Biologics will remain unchanged after the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share of common stock. The number of authorized shares of common stock of the Company will remain the same following the reverse stock split.

About Bone Biologics

Bone Biologics was founded to pursue regenerative medicine for bone. The Company is undertaking work with select strategic partners that builds on the preclinical research of the Nell-1 protein. Bone Biologics is currently focusing its development efforts for its bone graft substitute product on bone regeneration in spinal fusion procedures, while additionally having rights to trauma and osteoporosis applications. For more information, please visit www.bonebiologics.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements regarding the timing, implementation, and success of the reverse stock split, as well as statements containing the words “plan,” “will,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including, but not limited to, market and other conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

Contacts:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com